Exhibit 99.1
Kiora Pharmaceuticals Enters Into Two Equity Purchase Agreements with Lincoln Park Capital
ENCINITAS, CA, February 3, 2023 – Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX), (“Kiora” or the “Company”) today announced that it has entered into a common stock purchase agreement for a committed equity financing (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), a long-standing investor in the Company. Under the Purchase Agreement and subject to certain terms and conditions including effectiveness of a related resale registration statement, the Company has the right, but not the obligation, to sell up to $10 million of its shares of common stock (subject to certain limitations) to LPC over a 36-month period. Any common stock that is sold to LPC will occur at a purchase price that is determined by prevailing market prices at the time of each sale and as described in the Purchase Agreement, with no upper limits to the price LPC may pay to purchase the common stock. The Purchase Agreement does not contain any restrictions on the use of any of the proceeds and there are no financial covenants, participation rights, or rights of first refusal.

“We believe that this Purchase Agreement provides us the option to access capital from the sale of common stock under appropriate market conditions at our sole discretion,” said Brian M Strem, Ph.D., President and CEO of Kiora. “This flexibility is important as we anticipate reporting outcomes from two clinical trials and initiating two new studies for the treatment of eye disease.”

In addition, on February 2, 2023, Kiora entered into a separate securities purchase agreement with LPC for a private placement of common stock and warrants. Under the securities purchase agreement, Kiora agreed to sell to LPC in a private placement 52,798 shares of common stock, together with warrants to purchase 105,596 shares of common stock, at a combined purchase price per share of common stock and two warrants of $3.788, for expected aggregate gross proceeds of $200,000. The private placement is expected to close on February 3, 2023. The warrants will have an exercise price per warrant of $3.538, will become exercisable upon the six-month anniversary of closing and thereafter at any time during the five-year period following the initial exercise date. If a resale registration statement covering the shares of common stock underlying the warrants is not effective and available at the time of exercise, the warrants may be exercised by means of a cashless exercise formula. The private placement was priced at the market under Nasdaq Rules.

Any net proceeds from the sale of its securities to LPC are expected to be used to support Kiora’s operations, including clinical trials, for working capital and for other general corporate purposes. As part of the Purchase Agreement, LPC, a Chicago-based institutional investor, is precluded from engaging in any direct or indirect short-selling of hedging of Kiora’s common stock. Kiora may terminate the Purchase Agreement at any time, at its sole discretion, without any cost or penalty.

Additional information regarding the committed equity financing and the private placement are contained in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission on February 3, 2023.

The offer and sale of the securities by Kiora in the private placement and in the committed equity financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or “Blue Sky” laws or an applicable exemption from such registration or qualification requirements. Kiora has agreed to file a registration statement with the Securities and Exchange Commission to register the resale by LPC of the shares of common stock issued in the private placement and to be issued in the future in the committed equity financing under the Purchase Agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of ophthalmic diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-101 is being developed for the treatment of the Ocular Presentation of Rheumatoid Arthritis ("OPRA"). It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase ("DHODH") with what Kiora believes is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release) designed to overcome the off-target side effects and safety issues associated with commercially available DHODH inhibitors. In addition, Kiora is developing KIO-201, a chemically cross-linked form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing.
In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on Twitter and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the expected timing and ability to close the private placement with LPC, potential sales under the Purchase Agreement and the filing of a Form S-1 to register the resale of such shares, use of proceeds from the private placement and sales under the Purchase Agreement, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's products, including KIO-201, KIO-301 and KIO-101, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Amendment No. 1 to Annual Report on Form 10-K/A filed with the SEC on July 7, 2022 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.
Contact
Francina Agosti, Ph.D.
(617) 546-0742
fagosti@reportablenews.com